Exhibit 99.2

CONTACTS:
Michael Lawson, Investors, (513) 763-1992
Lori Dorer, Media, (513) 345-1685

Kendle Appoints Stephen Cutler, PhD
Senior Vice President and Chief Operating Officer
Former Quintiles Executive and Industry Veteran Brings Extensive Project Leadership, Scientific and Therapeutic Expertise to Lead Company’s Worldwide Late Stage Operations

CINCINNATI, July 27, 2009 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today appointed Stephen Cutler, PhD, as the Company’s new Senior Vice President and Chief Operating Officer (COO) effective immediately. Dr Cutler brings to Kendle more than 20 years of senior management and operations leadership experience in the CRO and biopharmaceutical industries to position the Company for continued growth as a top-tier global CRO. Dr. Cutler will provide global leadership for the Company’s worldwide Late Stage operations, leveraging its combined capabilities across Phase II-IV to maximize delivery of integrated service offerings for customers. He assumes the COO role from Chris Bergen who has been appointed Executive Vice President and Chief Administrative Officer (CAO). Dr. Cutler will report directly to Chairman and CEO Candace Kendle, PharmD.

"I am pleased to join Kendle and look forward to being part of its future growth and success," said Dr. Cutler. "The long-term outlook for clinical development outsourcing remains strong, and I am committed to furthering Kendle’s focus on operational excellence and strategic customer relationships across the Phase II-IV market to drive increased value for our customers and shareholders moving forward.”

Dr. Cutler joins Kendle following 14 years with Quintiles where he most recently was Senior Vice President, Global Project Management responsible for the global project management group, including more than 600 people and 500 active projects spanning all therapeutic areas.  Previously, he was Senior Vice President, Clinical, Medical and Regulatory, leading more than 1,200 associates based in North America with responsibility for approximately 200 projects. Dr. Cutler’s experience with Quintiles also includes serving as Senior Vice President, Project Management – Europe responsible for all international full-service projects and Vice President, Oncology – Europe as well as regional leadership positions in South Africa and Australia.  While at Quintiles Dr. Cutler served on the company’s senior clinical development management and corporate strategic planning teams and served in executive sponsor roles for key customer relationships.

Prior to joining Quintiles Dr. Cutler was with Sandoz (now Novartis) for eight years in Australia and Europe where he served as a Group Head providing leadership for Phase I-III trials in a broad spectrum of therapeutic areas. He holds a Doctorate in Philosophy from the University of Sydney in Sydney, Australia, and a Master’s of Business Administration from the University of Birmingham in Birmingham, England.

The addition of Dr. Cutler as Kendle’s Senior Vice President and COO complements other recent moves by the Company to strengthen its executive leadership team. The Company today announced the appointment of Mr. Bergen as Executive Vice President and CAO to

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provide dedicated executive leadership for strategic technology and infrastructure enhancement initiatives with a focus on driving increased innovation, productivity and global connectivity.

In addition, reflecting Kendle’s increasing focus on strategic customer relationships, Simon Higginbotham is adding the Chief Marketing Officer (CMO) role to his leadership of the Company’s Early Stage business, assuming the title of Senior Vice President and CMO effective immediately.

Additional moves to enhance key strategic roles within the Company’s C-suite in recent months include the appointments of Jarrod Pontius as Vice President, Chief Legal Officer and Secretary and the appointment of Keith Cheesman as Senior Vice President and Chief Financial Officer.

About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world's biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the world’s largest global providers of Phase I-IV services, we offer experience spanning more than 100 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers' clinical development challenges.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 500, Cincinnati, OH 45202 or from the Company's Web site at www.kendle.com.

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